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                                                                  Exhibit 10.1

                             MEMORANDUM OF UNDERSTANDING

                                   February 1, 1998

          THIS MEMORANDUM OF UNDERSTANDING confirms the agreements among Charles W. Scharer, Stephen L. Cavallaro and John J. McLaughlin (collectively, the "EXECUTIVES"), and Harveys Acquisition Corporation, a Nevada corporation ("ACQ CORP") recently organized by Colony Capital, Inc., a Delaware corporation ("COLONY"), with respect to a contemplated proposal by Acq Corp to acquire Harveys Casino Resorts, a Nevada corporation (including, as the context may require, after giving affect to an Acquisition Transaction (as defined below), the "COMPANY"). For all purposes herein (including the schedules hereto), references to the Executives' employment agreements (including all forms of compensation due thereunder) shall be deemed to include adjustments, amendments or restatements thereof to the extent such adjustments, amendments or restatements are permitted by the terms of the documents governing an Acquisition Transaction or are otherwise agreed to in writing by Acq Corp. prior to the consummation of such Acquisition Transaction.

          1. GENERAL STATEMENT OF PURPOSE. The Executives and Acq Corp have conducted discussions with respect to an acquisition by merger of all of the outstanding shares of Company (an "ACQUISITION TRANSACTION"). The Executives and Acq Corp have concluded it would be desirable to effect an Acquisition Transaction. To that end, the parties hereto have executed this Memorandum of Understanding to confirm their binding agreements. The Executives and Acq Corp agree that this Memorandum of Understanding shall terminate and cease to be of effect upon the termination of the merger agreement being executed as of the date hereof in connection with an Acquisition Transaction.

          2. AGREEMENTS WITH THE EXECUTIVES. If the contemplated Acquisition Transaction is consummated, then, at the closing (the "CLOSING"):

          (a) Each option to purchase common stock, par value $.01 per share, of Company ("COMPANY COMMON STOCK") held by each of the Executives, as specified in Schedule A hereto, whether vested or unvested, shall be cancelled in exchange for a payment equal to the product of the number of shares of Company Common Stock subject to such option and (i) the excess, if any, of(ii) 1) the price per share of Company Common Stock to be paid by Acq Corp in the Acquisition

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Transaction for a share of Company Common Stock over 2) the exercise price per share of Company Common Stock of such option.

          (b) Each share of Company Common Stock held by each of the Executives, as specified in Schedule B hereto, shall be acquired by Acq Corp at the same price per share to be paid by Acq Corp for each of the other shares of Company Common Stock in the Acquisition Transaction.

          (c) The Company's Long-Term Incentive Plan (the "LTIP"), as in effect on the date hereof, all current performance periods thereunder, and the rights of Messrs. Scharer, Cavallaro and McLaughlin (as well as all other participants) to participate therein, shall be terminated in exchange for lump sum payments pursuant to the terms of the LTIP, as specified in Schedule C attached hereto.

          (d) The rights of Messrs. Scharer, Cavallaro and McLaughlin to participate in the Company's Management Incentive Plan (the "MIP"), as in effect on the date hereof, shall be terminated in exchange for lump sum payments pursuant to the terms of the MIP, as specified in Schedule D attached hereto. Participants in the MIP other than Messrs. Scharer, Cavallaro and McLaughlin shall be entitled to continue to participate therein for the duration of 1998. At the election of the Company following an Acquisition Transaction, the MIP may thereafter be maintained for an additional period or replaced with a new bonus or equivalent plan having a similar structure to the MIP and providing for maximum aggregate annual payments no less in the aggregate than amounts actually paid under the MIP in 1997, but with thresholds and triggering events for payment being determined by the Company's Board of Directors (the "BOARD") using targets established based on an annual business plan.

          (e) The severance compensation provisions of the Company's Change of Control Plan shall remain in effect following consummation of the Acquisition Transaction, either pursuant to that plan or a replacement change of control plan reasonably acceptable to the Executives. If reasonably requested by Acq Corp, a document shall be executed and delivered by the Executives to clarify that no separate severance rights remain under Messrs. Scharer, Cavallaro and McLaughlin's existing employment agreements with the Company, and the Change of Control Plan shall be amended to clarify that no dual severance rights shall apply to any participant in the plan. The Change of Control Plan shall also be amended to clarify that non-competition agreements between the Company and plan participants shall be enforceable.


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          (f)  The rights of Messrs. Scharer, Cavallaro and McLaughlin to participate in the Company's Supplemental Executive Retirement Plan ("SERP") shall be terminated. It is agreed that the accrued SERP benefits for such individuals as of the Closing shall be $1,261,435, $701,454 and $450,000, respectively. At the Closing, one-half of each such amount shall be paid in a lump sum to Messrs. Scharer, Cavallaro and McLaughlin. The parties will endeavor in good faith to achieve a reasonably satisfactory approach pursuant to which the remaining amounts, rather than being distributed, shall be rolled over into an unfunded phantom stock account, Rabbi Trust or similar deferral arrangement and shall be deemed to be invested in Company Common Stock at the Implied Price (as hereinafter defined) and otherwise on substantially the same terms as contemplated with respect to the Base Stock Grant Shares under Section 4 hereof, except that appropriate deferral mechanisms consistent with a SERP or other deferred compensation plan shall be implemented so that no adverse tax consequences will result to the Executives from the rolled-over amounts. Otherwise, such remaining amounts will be distributed and reinvested in Company Common Stock at the Implied Price and otherwise on substantially the same terms as contemplated with respect to the Base Stock Grant Shares under Section 4 hereof.

          (g) Each of the Executives shall enter into a non-competition agreement with the Company, pursuant to which each Executive shall agree not to (i) engage in owning, operating and developing casinos or hotels associated or materially competitive with casinos, except in connection with such Executive's employment with the Company, (ii) solicit any employee, agent or consultant of the Company to terminate such person's relationship with the Company or (iii) solicit any counterparty to any contract with the Company to terminate such counterparty's contract or other relationship with the Company. Such non-competition agreements shall have a term of (i) twelve months following any termination of such Executive's employment with the Company in the case of clause (i) of the first sentence of this paragraph and
(ii) two years following any termination of such Executive's employment with the Company in the case of clauses (ii) and (iii) of the first sentence of this paragraph. Reasonable exceptions to the non-competition restrictions will be provided in respect of (i) hospitality activities not materially competitive with gaming, (ii) passive ownership of less than 5% of public companies and (iii) investments in enterprises which are principally bar/restaurant enterprises containing no more than 50 gaming positions.

          (h) Each of the Executives shall enter into a new employment agreement with the Company containing mutually acceptable terms based on


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reasonable and customary provisions in comparable agreements in addition to the provisions expressly contemplated herein. The employment agreements shall have a term of five years from the Closing and provide for, without limitation, (i) annual base salaries of $500,000, $400,000 and $300,000 for Messrs. Scharer, Cavallaro and McLaughlin, respectively, to be reviewed no less than annually relative to specified performance-based criteria determined by the Board, (ii) annual year-end incentive payments under the MIP or such other plan as may be implemented consistent with Section 2(d) hereof, the payment and amount of which are to be based on the achievement of the annual budget submitted to the Board and business plan targets to be determined by the Board following the Acquisition Transaction, based on such budget, (iii) the continuation of perquisites in effect with respect to the Executives as of the date hereof, (iv) the immediate vesting of all options and restricted stock grants upon a change of control, (v) the vesting of that portion of options and restricted stock grants due to vest over the lesser of
(1)(a) eighteen months (with respect to Messrs. Cavallaro and McLaughlin) or
(b) two years (with respect to Mr. Scharer) or (2) the remainder of the employment agreement term (in each case, the "PERIOD"), and the provision of severance for the applicable Period (in each case consisting of the terminated Executive's then-applicable base salary, bonus and benefits, which severance shall be the exclusive severance payable to such Executive and shall supercede and replace any severance that might otherwise be due under the Company's Change of Control Plan) upon a termination of the Executives other than for cause, (vi) five weeks vacation time for each of the Executives (PROVIDED that Messrs. Cavallaro and McLaughlin shall each be entitled to four weeks vacation during the first three years of the term of such employment agreements), (vii) reasonable notice and cure provisions in the event of breaches, (viii) geographic location rights consistent with those in the Company's existing employment agreements with respect to Messrs. Scharer and Cavallaro, and similar to those contained in Mr. Scharer's employment agreement, with respect to Mr. McLaughlin, (ix) "for cause" definitions consistent with those in the Company's existing employment agreements with the Executives, except that "for cause" shall also include instances of a conviction of a felony and the definition of "dishonest" contained therein shall be clarified to include instances of fraud, and (x) trade secret protection agreements.

          3. MANAGEMENT STRUCTURE AND COMPENSATION; BOARD DESIGNATION. Upon the consummation of the contemplated Acquisition Transaction, Messrs. Scharer, Cavallaro and McLaughlin shall remain the President and Chief Executive Officer, the Chief Operating Officer and the Senior Vice President and Chief Financial Officer, respectively, of the Company immediately following the


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Acquisition Transaction.  The other officers of the Company shall be appointed by Mr. Scharer, with the approval of the Board.

          Prior to the contemplated Acquisition Transaction, the members of Acq Corp's Board of Directors shall be designated by Colony. Upon consummation of the contemplated Acquisition Transaction, such Acq Corp directors, together with Messrs. Scharer and Cavallaro, shall initially comprise the Board.

          4. MANAGEMENT STOCK OWNERSHIP; MANAGEMENT INCENTIVE PROGRAMS. The Company shall grant to the Executives, the general managers of the Company's facilities located in each of Nevada, Iowa and Colorado as of the date hereof, the vice president of human resources, the vice president of marketing as of the date hereof, the vice president of business development as of the date hereof and such others as are mutually determined by Mr. Scharer and the Board (collectively with the Executives, the "KEY MANAGERS") the number of shares of the Company Common Stock that is equivalent in the aggregate to three percent of the Company Common Stock outstanding at the Closing (the "BASE STOCK GRANT SHARES"). Except as otherwise provided herein, twenty percent of the Base Stock Grant Shares granted to each Key Manager shall vest on each of the first through fifth anniversaries of the Closing, in accordance with each Key Manager's employment agreement to the extent applicable.

          If, prior to the fifth anniversary of the Closing, the Company opens one or more new gaming facilities (each, a "NEW PROJECT"), and, for each of any four consecutive fiscal quarters within the first two years following the opening thereof, (a) the ratio of (i) any such New Project's net income, before interest expenses, income taxes, depreciation, amortization and pre-opening expenses ("EBITDA") to (ii) such New Project's aggregate invested development, construction and pre-opening costs, including transaction costs, is at least seventeen and one half percent, and (b) such New Project's EBITDA for those four quarters is at least $25 million, then the Company shall grant to such of the Key Managers and such others as are mutually determined by Mr. Scharer and the Board the number of shares of the Company Common Stock that is equivalent in the aggregate to an additional two percent of the Company Common Stock outstanding at the Closing (the "INCENTIVE STOCK GRANT SHARES"). The Incentive Stock Grant Shares shall vest on the same schedule as the Base Stock Grant Shares as if such Incentive Stock Grant Shares had been granted at the Closing, in accordance with each Key Manager's employment agreement to the extent applicable.


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          The Company shall grant to the Key Managers options to acquire, at the price per share (the "IMPLIED PRICE") obtained by dividing Colony's initial common stock investment in the Acquisition Transaction by the number of shares of Company Common Stock acquired by Acq Corp thereby, the number of shares of the Company Common Stock that is equivalent in the aggregate to five percent of the Company Common Stock outstanding at the Closing (the "MANAGEMENT OPTIONS"). Twenty percent of the Management Options shall vest on each of the first through fifth anniversaries of the Closing, in accordance with each Key Manager's employment agreement.

          The Base Stock Grant Shares, the Incentive Stock Grant Shares and the Management Options shall be subject to other terms and provisions, including customary transfer restrictions and provisions pursuant to which two-thirds of all vested options and grants and all unvested options and grants will be forfeited without compensation (except that shares acquired pursuant to Section 2(f) will be cashed out at the lesser of (A) fair market value and (B) the invested amount as increased at a cumulative rate of 8% per year), effective upon termination by the Company for cause or resignation by the Key Managers. The parties agree to negotiate in good faith to provide alternative provisions for the payment of taxes by the Executives resulting from the receipt of such shares or options, PROVIDED that the Company will not be required to suffer additional costs or other adverse consequences in connection therewith beyond reasonable administrative costs associated with any alternative provision that may be agreed upon and de minimus consequences not otherwise reasonably avoidable, including, without limitation: (i) An IRC Section 83(b) election at Closing, (ii) a Company agreement to provide tax liquidity at such time as income is recognized by the Executive, or (iii) adoption of a deferred compensation arrangement, such as a Rabbi Trust, effective at such time as income is recognized by the Executive, to further defer the payment of tax until the Company Common Stock becomes liquid.
Stock grant shares (whether or not vested) shall be deemed to be outstanding for purposes of the receipt of any dividends on such class of stock. Option conversions will receive customary economic anti-dilution protection.

          All issuances hereunder of Company Common Stock shall be comprised of a combination of voting and non-voting securities so that each such class of security constitutes the applicable percentage of all such shares of such class of security outstanding at the time of issuance.

          The Board will consider future increases of the Company's stock option plan and stock grant plan to attract and hire new executive officers in connection with


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future property additions.  So long as the Company is a private company, the
Board will consider in good faith reasonable requests to grant options as "Incentive Stock Options" (and not "Non-Qualified Stock Options") to the maximum extent permitted by law.

          Any Company Common Stock or options issued hereunder shall be subject to a Stockholders Agreement containing customary transfer restrictions and other terms and provisions reasonably satisfactory to the parties. The Stockholders Agreement shall also provide for (a) a right of first refusal with respect to prospective transfers of any Company Common Stock owned by any of the Key Managers, whether such securities are owned outright or are Base Stock Grant Shares or Incentive Stock Grant Shares subject to vesting, (b) mutually acceptable "piggyback" registration rights with respect to the sale of Company Common Stock by Key Managers and (c) mutually acceptable "tag-along" rights with respect to the sale of Company Common Stock by Colony.

          5. COMMITMENT TO SUPPORT ACQUISITION TRANSACTION; NO SOLICITATION OF ALTERNATIVE TRANSACTIONS. Subject to his fiduciary duties under applicable law as advised by counsel, each of the Executives agrees (a) that he shall use his best efforts to assist in the consummation of the contemplated Acquisition Transaction and shall act in good faith in such process (including, without limitation, by voting his shares of Company Common Stock in favor of such transaction if it is presented for a shareholder vote and by cooperating with Acq Corp in preparing and filing any filings required under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, any laws relating to the current or contemplated gaming activities and operations of Colony, Acq Corp or the Company, or any other Federal, state or local laws relating to the Acquisition Transaction and the transactions contemplated thereby) and (b) that he shall not, directly or indirectly, solicit or initiate the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a material portion of the assets of, or any equity interest in, Company or any of its subsidiaries or any merger, consolidation or business combination with Company or any such subsidiary.

          6. DISCLOSURE REQUIREMENTS. In connection with their execution and delivery of this Memorandum, the Executives acknowledge and agree to comply with all applicable disclosure requirements relating thereto imposed under Federal and state securities laws.


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          7.   FEES AND EXPENSES.  The Executives, on the one hand (jointly and severally), and Acq Corp, on the other hand, shall each be responsible for their respective expenses incurred in connection with the consideration of the contemplated Acquisition Transaction, PROVIDED, that Acq Corp shall pay up to $35,000 in the aggregate of the Executives' reasonably documented expenses.

          8. BINDING AGREEMENT; STANDARD OF CONDUCT. The terms of the agreements herein shall be more fully set forth in definitive documentation, which each of the parties hereto agrees to negotiate in good faith. The Company will gross up payments made hereunder to account for the payment of IRC Section 4999 excise taxes as well as taxes imposed on the gross up payments, and will provide reasonable and customary indemnity in respect of the same. Subject to the negotiation and execution of such definitive documentation and the reaching of agreement on other matters contemplated but not specifically addressed herein, each of the parties hereto acknowledges and agrees that this Memorandum of Understanding is intended as a binding agreement among them with respect to the matters set forth herein.

          9. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as specifically referred to in connection with Colony. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Acq Corp may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any controlled affiliate of Colony. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

                               [SIGNATURE PAGES FOLLOW]


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          IN WITNESS WHEREOF, each of the parties hereto has executed this
Memorandum of Understanding as of the date first above written.


                                       HARVEYS ACQUISITION CORPORATION


                                       By: /s/ Kelvin L. Davis
                                           -----------------------------------
                                           Name:  Kelvin L. Davis
                                           Title:  President


                                       /s/ Charles W. Scharer
                                       ---------------------------------------
                                       CHARLES W. SCHARER


                                       /s/ Stephen L. Cavallaro
                                       ---------------------------------------
                                       STEPHEN L. CAVALLARO


                                       /s/ John J. McLaughlin
                                       ---------------------------------------
                                       JOHN J. MCLAUGHLIN

                                                                SCHEDULE A (1)

           OPTIONS TO PURCHASE COMPANY COMMON STOCK HELD BY EXECUTIVES

CHARLES W. SCHARER

215,500 Options Purchased at $28 less Exercise Price

183,500 Options at $16.4375 Exercise Price
 32,000 Options at $14.00 Exercise Price

183,500 x (28 - 16.4375) = $ 2,121,719
 32,000 x (28 - 14.00)   = $   448.000
                           -----------
         Total Payment     $ 2,569,719


STEPHEN L. CAVALLARO

78,800 Options Purchased at $28 less Exercise Price

48,800 Options at $16.4375 Exercise Price
30,000 Options at $14.00 Exercise Price

48,800 x (28 - 16.4375) = $ 564,250
30,000 x (28 - 14.00)   =   420,000
                          ---------
        Total Payment     $ 984,250


JOHN J. MCLAUGHLIN

41,000 Options Purchased at $28 less Exercise Price

41,000 x (28 - 16.4375) = $474,063


-------------------
(1) This Schedule assumes a purchase price for the Company Common Stock of $28 per share. If the purchase price per share is other than $28, this Schedule shall be revised accordingly.


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                                                                SCHEDULE B (2)

           GRANTS OF RESTRICTED COMPANY COMMON STOCK HELD BY EXECUTIVES

CHARLES W. SCHARER
     $28 x 18,000 Shares = $504,000

STEPHEN L. CAVALLARO
     $28 x 15,000 Shares = $420,000

JOHN J. MCLAUGHLIN
     $28 x 10,000 Shares = $280,000


----------------------
(2) This Schedule assumes a purchase price for the Company Common Stock of $28 per share. If the purchase price per share is other than $28, this Schedule shall be revised accordingly.


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                                                                    SCHEDULE C

             PAYMENTS TO BE MADE TO EXECUTIVES PURSUANT TO COMPANY'S
                           LONG-TERM INCENTIVE PLAN

Charles W. Scharer       $1,081,988

Stephen L. Cavallaro     $  531,018

John L. McLaughlin       $  332,063

                                                                    SCHEDULE D

             PAYMENTS TO BE MADE TO EXECUTIVES PURSUANT TO COMPANY'S
                           MANAGEMENT INCENTIVE PLAN

Charles W. Scharer       $467,500

Stephen L. Cavallaro     $232,500

John L. McLaughlin       $187,500